Exhibit 10.10




                                  Covance Inc.



                              Amended and Restated

                     Supplemental Executive Retirement Plan
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                                  Covance Inc.

                              AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                    ARTICLE I
                                  INTRODUCTION

In recognition of the services provided to Covance Inc. by certain of its key executives, the Board of Directors of Covance Inc. establishes this Supplemental Executive Retirement Plan (the "Plan") for the purpose of providing supplemental retirement income for each selected individual. The Plan is to be maintained and operated according to the terms of this document. The Compensation and Organization Committee of the Board of Directors of Covance Inc. shall have the sole authority to manage and administer this Plan.

                                   ARTICLE II
                                   DEFINITIONS

As used herein, the following words and phrases shall have the meanings described below:
        2.1 Accrued Benefit shall mean the amount of pension benefit payable as a single life annuity as shall be considered earned at any time for a Participant in accordance with the provisions of Article IV. Such pension benefit shall be payable in the form chosen by the Participant pursuant to
Article VII.
        2.2 Actuarial Equivalent shall mean a lump sum benefit of equivalent value based on the applicable mortality rates, set back one year, and 120% of the applicable interest rate, both as published by the Pension Benefit Guaranty

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Corporation for purposes of determining the present value of a lump sum distribution on plan termination. Such lump sum benefit shall be determined as of the first day of the year prior to the Participant's date of retirement or other termination of employment occurs. Application of such assumptions to the computation of benefits payable under the Plan shall be made uniformly and consistently with all respect to the Plan.
        2.3 Board shall mean the Board of Directors of Covance Inc.
        2.4 Change In Control shall mean:
            (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or
            (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different then the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or
            (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or
            (iv) an offerer (other than Covance Inc.) purchases shares of the Covance's common stock pursuant to a tender or exchange offer for such shares.
        2.5 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
        2.6 Committee shall mean the Compensation and Organization Committee of the Board of Directors.
        2.7 Constructive Termination shall mean:

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            (i) a material breach by Covance of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

            (ii) a diminution of your responsibilities, status, title or duties hereunder;

            (iii) a relocation of your work place which increases the distance between your principal residence and your work place by more than 25 miles;

            (iv) a failure by Covance to provide you with benefits which are as favorable to you in all material respects as those provided immediately prior to the Change of Control; or

            (v) the failure of any acquiror or successor in interest to the business of Covance to agree in writing to be bound by the terms of this Agreement within four months of any Change of Control.

        2.8 Covance Inc. shall mean Covance Inc., a Delaware Corporation and any successor thereto.
        2.9 Disability shall mean a disability qualifying for benefits payable under the Covance Inc. long-term disability plan under which the Participant is covered.
        2.10 Final Average Earnings shall mean the average of the sum of the Participant's monthly Plan Compensation during the sixty (60) consecutive calendar months (or the total number of months if less than sixty) within the one hundred twenty (120) months (or the total number of months if less than 120) immediately preceding the Participant's termination of employment with Covance Inc., in which his Plan Compensation was the highest. In the case of a disabled Participant, who is receiving disability benefits under any long term disability insurance provided by Covance Inc., his Final Average Earnings shall be computed based on his Plan Compensation immediately prior to becoming disabled.
        2.11 Participant shall mean an individual who has been designated as a Participant in this Plan under Section 3.1. In the event of the death or

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incompetency of a Participant, the term shall mean his personal representative or guardian.
        2.12 Plan shall mean the Covance Inc. Supplemental Executive Retirement Plan set forth in this document and as amended by Covance Inc. from time to time.
        2.13 Plan Compensation shall mean the base salary paid to a Participant by Covance Inc. (including salary reductions which are deferred under Section 401(k) or 125 of the Code), plus annual bonuses.
        2.14 Plan Year shall mean the calendar year.
        2.15 Year of Service shall mean each full 12 consecutive months of employment completed by a Participant as an employee of Covance Inc., or its subsidiaries. In addition, the Years of Service of a Participant employed by Covance Inc. on January 1, 1997 shall include all periods of service completed with Corning Incorporated or its affiliates.

                                   ARTICLE III
                                  PARTICIPATION

        3.1 Eligibility to Participate. Any individual designated by the Committee shall be eligible to participate in this Plan. The Committee may delegate the authority to designate eligible employees to the Chief Executive Officer. Plan Participants shall be limited to a select group of management and highly compensated employees of Covance Inc. and its subsidiaries.
        3.2 Commencement of Participation. Each individual who has satisfied the requirements of Section 3.1 shall commence participation in the Plan upon designation by the Committee as a Participant in the Plan.

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                                   ARTICLE IV
                           AMOUNT OF PENSION BENEFITS

        4.1 Normal Retirement Benefits. A Participant who retires on or after the completion of 20 Years of Service shall have an Accrued Benefit equal to 40% of his Final Average Earnings payable on the attainment of age 60. Notwithstanding the foregoing, a Participant employed with Covance Inc. on January 1, 1997 who completes 15 Years of Service shall have an Accrued Benefit equal to 40% of his Final Average Earnings payable on the attainment of age 60.
        A Participant who retires or terminates employment prior to the completion of 20 Years of Service shall have his Accrued Benefit reduced by multiplying the Accrued Benefit by a fraction, the numerator of which is the Participant's actual Years of Service and the denominator of which is 20. Notwithstanding the preceding sentence, a Participant employed by Covance Inc. on January 1, 1997 who retires or terminates employment prior to completion of 15 Years of Service shall have his Accrued Benefit reduced by multiplying the Accrued Benefit by a fraction, the numerator of which is the Participant's actual Years of Service and the denominator of which is 15.
        A Participant who becomes Disabled shall be immediately eligible to receive a benefit under the Plan.
        A Participant's benefits determined under this Section shall be adjusted in accordance with Section 4.2 or Section 4.3 if his Accrued Benefit becomes payable at other than his attainment of age 60.
        4.2 Early Retirement. A Participant who has been credited with five Years of Service and has attained age 55 may, with Committee approval, elect to retire before becoming eligible for normal retirement benefits. A Participant who elects to retire and commence benefit payments prior to the attainment of age 60, shall be subject to a reduction in his Accrued Benefit of 5% of the amount of Accrued Benefit for each year payment of benefits occurs prior to the Participant's attainment of age 60.

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        4.3 Late Retirement. A Participant who elects to retire and commence benefit payments after age 60 will be entitled to an increase in his Accrued Benefit of 5% of the amount of Accrued Benefit for each year benefit payments are delayed beyond age 60. A Participant's Accrued Benefit will not be increased for benefit payments that commence after age 65.
        4.4 Service Crediting. Years of Service for purposes of determining the amount of a Participant's Accrued Benefit and vesting shall be determined in accordance with Section 2.14 of this Plan. In addition, a Participant may be granted, at the discretion of the Committee, credit for years of service with a previous employer for the purposes of determining his Accrued Benefit and vesting. The Committee shall credit such service in writing at the time of the Participant's commencement of participation in this Plan and shall have the authority to require a reduction or offset of the Participant's Accrued Benefit under this Plan by the amount of any retirement benefit provided to the Participant under the plan or plans of the previous employer for which prior service credit is given.

                                    ARTICLE V
                                     VESTING

        5.1 Vesting of Benefits. A Participant shall become 100% vested in his Accrued Benefit upon being credited with five Years of Service. In addition, a Participant shall become 100% vested upon his Disability or death while still employed by Covance Inc. or its subsidiaries.

                                   ARTICLE VI
                            DEATH PRIOR TO RETIREMENT

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        6.1 Pre-Retirement Death Benefits for Married Participants. In the event of the death of a married Participant whose death occurs while still in the employ of Covance Inc. or its subsidiaries and after the completion of five
Years of Service, his surviving spouse shall be entitled to receive an amount in the form of a lump sum payment which shall be fifty percent (50%) of the Actuarial Equivalent of the Accrued Benefit the Participant would have been eligible to receive under Section 4.1 adjusted in accordance with Sections 4.2 or 4.3, if applicable, had he retired on the day before his death. Such payment will commence as of the date the Participant would have attained age 55, or if later, as soon as administratively feasible after the Participant's death.
        6.2 Pre-Retirement Death Benefit for Participants with Surviving Children. In the event of the death of a Participant, who is survived by one or more children, while the Participant is still in the employ of Covance Inc. or its subsidiaries and after the completion of five Years of Service, his surviving children shall be entitled to receive an amount in the form of a lump sum payment which shall be fifty percent (50%) of the Actuarial Equivalent of the Accrued Benefit the Participant would have been eligible to receive under
Section 4.1 adjusted in accordance with Sections 4.2 or 4.3, if applicable, had he retired on the day before his death. The benefit described in the preceding sentence shall be divided equally among the Participant's surviving children. Such payment will occur as of the date the Participant would have attained age 55, or if later, as soon as administratively feasible after the Participant's death.
        6.3 No Other Pre-Retirement Death Benefits. Except as provided in Sections 6.1 and 6.2, no other death benefits shall be payable under this Plan in the event of the death of a Participant prior to retirement or termination of employment.

                                   ARTICLE VII

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                               PAYMENT OF BENEFITS

        7.1 Retirement. A Participant shall, upon his retirement, in accordance with Article IV, be entitled to receive his Accrued Benefit in the form of one of the following: a single life annuity payable monthly, quarterly or on an annual basis; a lump sum equal to the Actuarial Equivalent of the Accrued Benefit, calculated in accordance with Section 2.2; or a joint and 50% or 100% survivor annuity actuarially reduced to reflect the joint life expectancies of the Participant and his spouse.
        7.2 Termination of Employment. A Participant who chooses to voluntarily terminate his employment with Covance Inc. and it subsidiaries prior to the completion of 5 Years of Service shall forfeit any Accrued Benefit.
        7.3 Facility of Payment. Whenever, in the Committee's opinion, an individual entitled to receive any payment of a benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, Covance Inc. may make payments to the legal representative of such person or to a relative or friend of such individual for his benefit or apply the payment for the benefit of such individual as the Committee deems advisable.
        7.4 Change In Control. In the event of a Change in Control of Covance
Inc.:
        (a) Each Participant in this Plan as of the date of the Change in Control who is involuntarily terminated or experiences a Constructive Termination during the three-year period following the Change in Control shall be credited with three additional Years of Service and three additional years of age for Accrued Benefit and vesting determination purposes; provided, however, that such additional credit for these Participants shall be reduced by the period of service and increase in age the Participant has completed and experienced between the Change in Control and actual termination of employment.
        (b) In the event this Plan is terminated at any time, each Participant shall be credited with three additional Years of Service and three additional

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years of age for Accrued Benefits and vesting determination purposes; provided, however, that this Section 7.4(b) shall not apply to any Participant who has received additional Years of Service and Years of Age pursuant to Section 7.4(a) above.

        (c) (i) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of the Participant subsequent to a Change in Control (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by such Participant of all taxes (including any Excise
Tax) imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
            (ii) All determinations as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by Covance Inc. for the preparation of its annual external financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to Covance Inc. and the Participant within 30 days of termination of the Participants's employment, if applicable, or such earlier time as is requested by Covance Inc. The Gross-Up Payment, if any, as determined pursuant to this Paragraph (b), shall be paid to Participant within 10 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Covance Inc. and the Participant. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by Covance Inc. to the Participant within 10 days after the notice is received by Covance Inc. of such final determination.
            (iii) Participants shall notify Covance Inc. in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Covance Inc. of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after a Participant learns

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of such claim. Participant shall not pay such claim prior to the expiration of the thirty-day period following the date on which Participant gives such notice to Covance Inc. (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Covance Inc. notifies a Participant in writing prior to the expiration of such period that it desires to contest such claim, Participant shall:

                      (A) give Covance Inc. any information reasonably requested by Covance Inc. relating to such claim,

                      (B) take such action in connection with contesting such claims as Covance Inc. shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Covance Inc.,

                      (C) cooperate with Covance Inc. in good faith in order to effectively contest such claim, and

                      (D) permit Covance Inc. to participate in any proceedings relating to such claim;

provided, however, that Covance Inc. shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. Covance Inc. shall control all proceedings taken in connection with such contest. Covance Inc. may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Covance Inc. shall determine; provided, however, that if Covance Inc. directs a Participant to pay such claim and sue for a refund, Covance Inc. shall advance the amount of such payment to such Participant on an interest-free basis and shall indemnify and hold such

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Participant harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.

        (d) If, after the receipt by a Participant of an amount advanced by Covance Inc. pursuant to Section 7.4(b)(iii), such Participant shall become entitled to receive any refund with respect to such claim, such Participant shall promptly pay to Covance Inc. the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by a Participant of an amount advanced by Covance Inc. pursuant to
Section 7.4(b)(iii), a final determination is made that such Participant shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

                                  ARTICLE VIII
                           AMENDMENTS AND TERMINATION

        8.1 Amendments Generally. The Committee reserves the right to make any amendment or amendments to this Plan from time to time which do not cause any reduction in a Participant's Accrued Benefit at the time the amendment is adopted or the effective date of the amendment, whichever is earlier. Any amendment shall be made pursuant to a duly adopted resolution of the Committee.

        8.2 Right to Terminate. The Committee may terminate the Plan at any time in whole or in part. Termination of the Plan shall be made pursuant to a duly adopted resolution of the Committee. In the event of termination, the Committee may, at its option, pay each Participant the present value of his Accrued Benefit at the time of termination of the Plan and make such payments in an Actuarially Equivalent lump sum. In addition, the Committee may, at its option, refrain from making payments to any Participant until such time and in such manner as he would have been entitled to receive his Accrued Benefit

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under the terms of the Plan as in effect on the date of termination.
Notwithstanding the foregoing, if the Plan terminates within three years of a Change in Control, each Participant will be paid the Actuarial Equivalent of his Accrued Benefit immediately. No termination of the Plan shall reduce a Participant's Accrued Benefit as of the date of termination.

        8.3 Funding Obligation. The obligation of Covance Inc. to pay any benefits under this Plan shall be unfunded and unsecured; any payments under this Plan shall be made from the general assets of Covance Inc.; provided, however, in the event of a Change in Control Covance Inc. shall purchase an annuity from a nationally recognized, credit worthy financial institution of good reputation for the benefit of the plan in an amount sufficient to fund all present and reasonably anticipated future obligations under the Plan. Notwithstanding the foregoing, the Board, in its discretion, may authorize the establishment of a rabbi trust or any other funding vehicle it deems appropriate in order to set aside assets to discharge its obligations under this Plan.

                                   ARTICLE IX
                        ADMINISTRATION AND INTERPRETATION

        9.1 Interpretation. The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Supplemental Executive Retirement Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Board's purposes in adopting the Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of Covance Inc., the Board, or the Committee, arising out of or in connection with the Plan, shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on Covance Inc., and all Participants and their respective heirs, executors, administrators, successors and assigns. The Committee's determinations hereunder need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated. Any actions to be taken by the Committee will require the consent of a majority

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of the Committee members. If a member of the Committee is a Participant in this
Plan, such member may not decide or determine any matter or question concerning his benefits under this Plan that such member would not have the right to decide or determine if he were not a member.

        9.2 Payment of Expenses. Covance Inc., and its subsidiaries, in such proportions as the Committee determines, shall bear all expenses incurred by them and by the Committee in administering this Plan. If a claim or dispute arises concerning the rights of a Participant or Beneficiary to amounts payable under this Plan, regardless of the party by whom such claim or dispute is initiated, Covance Inc. shall pay all legal expenses, including reasonable attorneys' fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the "Participant's Claimant"), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided, that:
        (a) The Participant or the Participant's Claimant obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise; and provided further, that
        (b) In the case of any claim or dispute initiated by a Participant or the Participant's Claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Committee within two years (three years, in the event of a Change in Control) after the occurrence of the event giving rise to such claim or dispute.
        9.3 Indemnification for Liability. Covance Inc. shall indemnify the members of the Committee, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

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        9.4 Claims Procedure. If a claim for benefits or for participation under this Plan is denied in whole or in part, a Participant will receive written notification. The notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. If the Committee fails to respond within 90 days, the claim is treated as denied.
        9.5 Review Procedure. Within 60 days after the claim is denied or, if the claim is deemed denied, within 150 days after the claim is filed, a Participant (or his duly authorized representative) must file a written request with the Committee for a review of his denied claim or the denial shall be considered final and no appeal may be taken. The Participant may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Committee. The Committee will notify the Participant of its final decision in writing. In its response, the Committee will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based. If the Committee fails to respond to the request for review within 60 days, the review is treated as denied.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

        10.1 Right of Covance Inc. to Take Employment Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between Covance Inc. and any eligible Participant, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any eligible Participant the right to be retained in the employ of Covance Inc. or to interfere with the right of Covance Inc. to discharge any eligible Participant at any time, nor shall it be deemed to give to an Employer the right to require the eligible Participant to remain in its employ, nor shall it interfere with the eligible

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Participant's right to terminate his or her employment at any time. Nothing in this Plan shall prevent Covance Inc. from amending, modifying, or terminating any other Covance Inc. benefit plan.
        10.2 Alienation or Assignment of Benefits. A Participant's rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant's rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary. Notwithstanding the preceding, the Committee may direct distributions to an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), as defined in Section 414(p) of the Code prior to any distribution date described in Article IV.
        10.3 Applicable Law. This Plan shall be construed and enforced in accordance with the laws of Delaware except to the extent superseded by the Employee Retirement Income Security Act of 1974, as amended.
        10.4 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.
        10.5 Accelerated Distributions. In the event Federal income is accelerated on the value of future prospective benefits due to a determination by the Internal Revenue Service, the Participant may at his election receive an immediate distribution of the amount necessary to pay the tax obligation due currently. The Participant's Accrued Benefit under the Plan will be reduced to reflect the accelerated distribution.

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        To record the adoption of the Plan, Covance Inc. has caused its authorized officers to affix its corporate name and seal effective November 10, 1998.


[CORPORATE SEAL]                              COVANCE INC.


Attest: _________________________             By: ________________________

                                           Title:_________________________

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